Exhibit 10.12
FISCAL 2015 EXECUTIVE OFFICER BONUS PLAN AND EQUITY COMPENSATION

Bonus Plan
For the twelve month period ending June 30, 2015, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2015 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:
Revenue and Adjusted EBITDA Goals
Receipt of cash incentive compensation for fiscal 2015 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2015. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted 67% for the revenue goal and 33% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 100% for the President and Chief Executive Officer, 60% for the Chief Financial Officer, and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 200% of each of the adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers.
Kevin Kenny, the Executive Vice President of Sales and Marketing, is also eligible to receive additional incentive compensation based on sales commissions and achievement of certain sales-related management by objective targets. His target bonus level for such incentive compensation is 96% of his base salary.
Management by Objective Targets
The Bonus Plan also provides “management by objective” (MBO) targets related to certain predetermined milestones for fiscal 2015 relating to clinical studies and sales productivity. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of up to a total of 15.0% of their annual base salaries for each of the periods. The Compensation Committee also has authority to grant additional discretionary cash bonuses of up to 20% of annual base salary for any executive officer.
Equity Compensation
Additionally, each executive officer of the Company received the following grants of restricted stock for fiscal 2015:

Name/Title	Shares of Restricted Stock
David L. Martin President and Chief Executive Officer	77,299
Laurence L. Betterley Chief Financial Officer	37,874
Robert J. Thatcher Chief Healthcare Policy Officer	22,350
Kevin Kenny Executive Vice President of Sales and Marketing	25,544
Paul Koehn Senior Vice President of Quality and Operations	21,493

The amount of restricted stock granted to each executive officer is based upon the target equity grant for each executive officer divided by the closing price per share of the Company’s common stock on August 11, 2014. Target equity grants as a percentage of base salary are 250% for the President and Chief Executive Officer, 200% for the Chief Financial Officer, 150% for the Executive Vice President of Sales and Marketing, and 125% for the other executive officers. The restricted stock granted to each executive officer will vest to the extent of 30% of the shares based on the Company’s total shareholder return versus the Company’s peer group, to the extent of an additional 30% of the shares based on the Company’s revenue growth versus the Company’s peer group, and to the extent of the remaining 40% of shares in equal installments of 1/3 of such 40% on each of the first three anniversaries of August 11, 2014. Restricted stock grants vesting on total shareholder return and revenue growth provide the executive officer the opportunity to earn up to 200% of the target number of shares if performance goals are satisfied.

Stock Ownership Guidelines
In connection with the approval of the fiscal 2015 executive officer compensation, the Board also established stock ownership guidelines for the officers, pursuant to which the officers are expected to acquire and hold the following amounts of the Company’s common stock:
- Chief Executive Officer: five times base salary
- Executive Vice Presidents, Chief Officers, and Senior Vice Presidents: three times base salary
- Vice Presidents: two times base salary
New officers shall have five years from the date of appointment to reach this ownership level.